EXHIBIT 10.32

TTEC HOLDINGS, INC.

Management Incentive Program Award Agreement

This Management Incentive Program Award Agreement (this "Agreement" or “2025 MIP Award Agreement”) is made to be effective as of August 5, 2025 (the "Award Date") by and between TTEC Holdings, Inc., a Delaware corporation (the "Company" or “TTEC”) and _______________ (the "Executive").

The Executive’s employment agreement with the Company (“Employment Agreement”) provides for the Executive’s eligibility to participate in the TTEC incentive program, designed to provide long-term performance incentives for senior executives and to align their interests with the interests of the Company’s stockholders.

The Employment Agreement specifically provides that, among other incentives, the Executive shall be eligible for an annual PRSU equity grant opportunity of up to xx% of the Executive’s base salary, in fair market value of TTEC equity, based on the market value of the equity at the time of the grant. The PRSUs are performance-based equity with a multi- (usually three-) year cliff-vesting schedule, with the amount to be vested based on the performance of the business during a multi-year measurement period, and an opportunity to overperform. The Compensation Committee of the Board (the “Committee”) has discretion to structure these annual PRSU awards in the Company's best interest, including awarding alternative incentives that have similar value and opportunity to earn.

For 2025, the Committee determined to substitute the PRSU awards with a cash-based management incentive program (the “MIP”) award tied to stretch financial targets to be achieved across three distinct measurement periods:

1.	Cumulative results for 2025-2027
2.	A standalone target for 2026
3.	A standalone target for 2027

The purpose of this Agreement is to document the MIP award.

The parties agree to be legally bound by this Agreement, and in exchange for sufficient consideration, the adequacy of which is not in question, agree as follows:

1.	MIP Opportunity.

The Company hereby provides to the Executive a performance-based MIP award of $________ (the “2025 MIP Award”) that will pay out as further described in Paragraph 2 of this Agreement. This 2025 MIP Award has a payout opportunity of zero to 300% of its stated amount.

The actual amount of the 2025 MIP Award that the Executive shall earn will be determined based on the Company’s performance against the Revenue and Adjusted EBITDA metrics as these terms are defined in Paragraph 3 (Definitions) of this Agreement, for fiscal years 2026, 2027, and during the 2025-2027 period (each a “Measurement Period”).

2.	MIP Award Payout Determination.

2.1. MIP Award Earning Opportunities

(a)	The MIP Award payout shall be based 50% on the Company’s performance against the Revenue Target and 50% on the Company’s performance against the Adjusted EBITDA Target for each Measurement Period.

(b)	The plan provides three distinct earning opportunities and measurement periods:
●	Fifty percent (50%) of the overall MIP Award payout will be based on the Company’s performance against the Revenue and Adjusted EBITDA Targets achieved during the 2025 – 2027 Measurement Period. The aggregate Revenue and Adjusted EBITDA Targets for this Measurement Period have been agreed and memorialized in Exhibit I to this Agreement.
●	Twenty-five percent (25%) of the MIP Award payout will be based on the Company’s performance against the Revenue and Adjusted EBITDA Targets achieved during the 2026 Measurement Period,
●	Twenty-five (25%) of the MIP Award payout will be based on the Company’s performance against the Revenue and Adjusted EBITDA Targets achieved during the 2027 Measurement Period.
●	The 2026 and 2027 Revenue and Adjusted EBITDA Targets will be reasonably determined in Q1 of 2026 and Q1 of 2027, respectively, by the Committee (or a comparable governance authority, if TTEC’s Board would not have a Compensation Committee at the relevant time). The Targets will be reasonably determined in the Committee’s or the successor’s (as the case may be) discretion, taking into consideration the input received from the TTEC executive leadership team, and will be communicated to the Executive no later than March 31 of the relevant year.
(c)	The 2025 MIP Award opportunity will max-out at 300% of the 2025 MIP Award amount regardless of the actual Revenue and/or Adjusted EBITDA earned by the Company in any of the Measurement Periods.
(d)	If the Revenue and/or Adjusted EBITDA for any of the Measurement Periods falls below that period’s Threshold, the portion of the Award attributable to the relevant performance metric that is below the Threshold will not be paid.
(e)	The payout tiers for the 2025 MIP Award are as follows:
(i)	Threshold Tier. No MIP Award would be attributed to the Company’s performance below 95% of the Revenue or Adjusted EBITDA Targets for any Measurement Period;
(ii)	Tier I Payout. 25% of the MIP Award component would be attributed to the Company’s performance at 95% of the Revenue or Adjusted EBITDA Targets for any Measurement Period;
(iii)	Tier II Payout. 100% of the MIP Award component would be attributed to performance at the Revenue or Adjusted EBITDA Targets for any Measurement Period; and
(iv)	Tier III Payout. 300% of the MIP Award component would be attributed to the Company’s performance at 110% of the Revenue or Adjusted EBITDA Targets for any Measurement Period.
(v)	If the Revenue or Adjusted EBITDA achieved by the Company for a Measurement Period falls between designated payout tiers, the actual portion of the MIP Award paid with respect to that metric for that Measurement Period will be prorated accordingly (linearly) between the payout opportunities within each tier.

2.2. MIP Award Payout Timing/Results of Operations. The final value of the MIP Award will be determined and paid in Q1 2028, following the completion and release of FY 2027 audited results of operations.

If TTEC does not remain as a public company through this payout period, and its results of operations are not publicly disclosed for any of the Measurement Periods, the MIP Award calculations will be made on the same time schedule as if the Company continued to publicly release its results of operations, using the same calculation methodology outlined in Paragraph 2.1 (MIIP Calculation Methodology). The calculation then would be based on TTEC’s audited financial results of operations as approved by the TTEC Board of Directors (or its successor governing body), with metrics derived from these results as adjusted pursuant to the metrics’ definitions found in Paragraph 3 (Definitions) of this Agreement.

2.3 An illustrative example of how a 2025 MIP Award may be calculated when performance results vary between Measurement Periods and individual metrics within a Measurement Period is included in Exhibit II to this Agreement.

3. Definitions.

For purposes of this Agreement, certain terms are defined as follows:

“Committee” shall refer to the Compensation Committee of the TTEC Board of Directors or another Board’s governing body tasked with the oversight of senior executive compensation.

“Revenue” is a metric used to calculate an MIP Award contribution for each Measurement Period. For the purposes of the MIP Award calculation, it shall equal TTEC’s GAAP revenue for each relevant Measurement Period, as publicly disclosed in the relevant TTEC’s earnings release, reasonably adjusted, up or down, at the discretion of the Committee for Unbudgeted and Unanticipated Items. If during the relevant Measurement Period, TTEC is not a public company, the “Revenue” metric will be based on audited GAAP revenue of the legal entity that succeeds the TTEC public entity, adjusted as described above at the reasonable discretion of TTEC’s Board of Directors.

“Adjusted EBITDA” is a metric used to calculate an MIP Award contribution for each Measurement Period. For the purposes of the MIP Award calculation, it shall equal TTEC’s GAAP operating income, as publicly disclosed in its earnings release for the relevant Measurement Period, plus costs associated with restructuring, impairment, depreciation, amortization of intangibles, and stock-based compensation, reasonably adjusted, up or down, at the discretion of the Committee for Unbudgeted and Unanticipated Items. If during the relevant Measurement Period, TTEC is not a public company, the “Adjusted EBITDA” metric will be based on audited GAAP operating income of the legal entity that succeeds the TTEC public entity, adjusted as described above at the reasonable discretion of TTEC’s Board of Directors.

“Unbudgeted and Unanticipated Items” may include, among others as determined by the Committee, investments, divestitures, natural disasters, pandemics, foreign exchange variations, capital market transaction costs, costs associated with other transformational transactions (whether or not consummated), and other items that could not have been reasonably anticipated in the ordinary course of business. Contributions to the Revenue and Adjusted EBITDA attributed to acquisitions closed during any of the Measurement Period shall not be excluded for purposes of the 2025 MIP Award metrics calculation.

“Target” refers to the Revenue and Adjusted EBITDA metric for each Measurement Period, as set by the TTEC Board of Directors in consultation with and input from the TTEC executive leadership team. If TTEC achieves the relevant Target for the relevant metric during a Measurement Period, the portions of the MIP Award attributable to the metric and the Measurement Period would pay out at 100%.

“Threshold” for purposes of the 2025 MIP Award calculation is a metric below which the Award does not pay out. For each metric of all Measurement Periods related to the calculation of the 2025 MIP Award the Threshold is set at 95% of Target.

“Material Transaction” refers to a capital markets transaction, restructuring, business combination, recapitalization, stock split, extraordinary special stock dividend, consolidation, rights offering, spin-off, a take private transaction, or similar transaction that materially changes the characteristics of TTEC structure and ownership.

“Vesting Date” for purposes of the 2025 MIP Award payout, the vesting date is March 1, 2028.

4.	Employment Termination and Forfeiture.

Except as provided to the contrary in this Agreement, the Executive’s entitlement to payout of the 2025 MIP Award is conditioned on the Executive’s continuous employment with the Company through the Vesting Date. If the Executive’s employment with TTEC is terminated by the Company, for a legitimate business reason that does not include the circumvention of the payment of the MIP Award as its primary purpose, before the Vesting Date, the Executive shall forfeit the right he/she has with respect to any of the MIP Award. This forfeiture requirement is subject to specific exceptions provided in Paragraph 5.2 (Change in Circumstances) of this Agreement.

5.	Change in Circumstances.
5.1	If prior to the Vesting Date, the Company engages in a Material Transaction the result of which would make fair and equitable measurement of the Company’s Revenue and Adjusted EBITDA for any of the Measurement Periods no longer practical, the Committee or its successor governing body, would adjust and modify performance targets and payout tiers to preserve the Executive’s intended incentive opportunities under this MIP Award.

5.2	Impact of a Change in Control Event.

(a)	If prior to the Vesting Date, the Company completes a Material Transaction the effect of which is a Change in Control event as that term is defined in the Executive’s Employment Agreement, the MIP Award shall convert to the MIP Award payable @Target for each Measurement Period not yet completed as of the Material Transaction’s effective date plus the actual MIP Award contributions as achieved for the completed Measurement Periods as of the Change in Control event. Except as provided in Paragraph 5.2(b), the timing of the payment of the MIP Award would remain as outlined in Paragraph 2.2 (MIP Award Payout Timing).

(b)	If the Executive is in good standing and is separated from the Company without Cause or pursuant to a Constructive Termination during the Change in Control Period (as these terms are defined in the Executive’s Employment Agreement with the Company1) then the Company, as part of Executive’s separation settlement, will provide the Executive with an incremental compensation within 74 days of termination of employment that reflects the value of the MIP Award equal to the MIP Award payable as determined for each completed Measurement Period plus the portion of the MIP Award @Target for all metrics for each not yet completed Measurement Period, as of the termination of employment date.

1 Some of the employment agreements define the event and the period as Change In Control (CIC) while others refer to it as a Change of Control (COC). For purposes of this Agreement, both terms have the same treatment.

(c)	Any voluntary separations or separations for Cause during the Change in Control Period shall not be subject to similar accommodation and, in that instance, the rights to any payout under the 2025 MIP Award would be forfeited as provided in Paragraph 4 (Employment Termination/Forfeiture).
6.	Restrictive Covenants.

(a) This Agreement incorporates by reference all Non-Competition, Non-Solicitation, Acceleration, and Change in Control provisions of the Employment Arrangement, including any duration periods provided therein.

(b) Acknowledgements.

(i) Executive acknowledges that the non-competition and non-solicitation provisions incorporated into this Agreement by reference are fair and reasonable with respect to their scope and duration, given the Executive’s position with TTEC and the impact such activities would have on the TTEC business.

(ii)	Executive further acknowledges that the geographic restriction on competition included in the referenced and incorporated provisions is fair and reasonable, given the nature and geographic scope of the TTEC business, the investment of capital and resources by the Company to develop its business operations, and the strategic position that the Executive holds within TTEC.

(iii)	Executive also acknowledges that while employed or otherwise affiliated with TTEC, Executive has access to proprietary and unique trade secret information that would be valuable or useful to Company’s competitors and that Executive has access to Company’s valuable customer relationships and thus acknowledges that the restrictions on Executive’s future employment and business activities in TTEC’s industry as set forth in the referenced and incorporated provisions are fair and reasonable.
(iv)	Executive acknowledges and is prepared for the possibility that Executive’s standard of living may be reduced during the non-competition and/or non-solicitation period and assumes and accepts any risk associated with that possibility and further acknowledges that any such drop in Executive’s standard of living does not constitute undue hardship.

7.	Miscellaneous Provisions.
(a)	Consideration. The Company is providing this MIP Award opportunity in consideration of the services that the Executive is providing to the Company, and other mutual covenants provided in this Agreement, including without limitation, the restrictive covenants outlined in Paragraph 6 (Restrictive Covenants).
(b)	Administration Delegation. Pursuant to the delegations of authority that the Compensation Committee of the Board has made with respect to the administration of the 2025 MIP Awards, the Chief People & Culture (HR) Officer of the Company and Chief Legal & Risk Officer, in their discretion but acting in concert, shall have the authority to determine the effect of all matters and questions with respect to the Executive’s termination of affiliation with the Company and whether continuous services are being provided as these matters relate to the 2025 MIP Award payout or vesting, including without limitation, the question of whether a termination of service has occurred, whether a leave of absence or disability constitute a termination of service and other similar questions.
(c)	Dodd-Frank and Other Incentive Recoupment Provisions. Notwithstanding any other provision in this Agreement, the 2025 MIP Award provided under this Agreement is subject to TTEC Incentive Recoupment Policy promulgated in accordance with the requirements of the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which can be found on TTEC policy website at https://investors.ttec.com/static-files/c8d8459a-049e-472a-a3ef-35654486a970 (and if no longer available via this link by contacting TTEC Legal or People & Culture (HR) departments).

(d)	No Right to Continuing Service. Neither the MIP Award nor this Agreement shall confer upon the Executive any right to be retained in any position, as an employee, consultant, or director of TTEC. Further, nothing in the MIP Award or this Agreement shall be construed to limit the discretion of TTEC to terminate the Executive’s services (employment or otherwise) at any time, with or without cause.

(e)	Tax Liability and Withholding. The Executive shall be required to pay, and the Company or its administrator shall have the right to deduct from any compensation paid to the Executive pursuant to the MIP Award, the amount of any required withholding taxes applicable upon the vesting of the MIP Award.
(f)	Governing Law and Dispute Resolution.
(i)	Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Texas, U.S.A., without regard to conflict of law principles. If the laws of the jurisdiction where the Executive resides require that restrictive covenants contained in this Agreement are adjudicated under the provisions of that State’s law, the requirements of this Paragraph 7(f) shall be deemed reformed to that effect.
(ii)	Disputes. The parties agree that any action arising from or relating in any way to this Agreement or the Plan shall be resolved and tried in the state or federal courts situated in Austin, Texas, U.S.A. The parties consent to the jurisdiction and venue of those courts to the greatest extent allowed by law.
(iii)	Attorneys’ fees. The party that substantially prevails in any action to enforce any provision of this Agreement shall recover all reasonable costs and attorneys' fees incurred in connection with the action.
(g)	Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Executive and the Executive's beneficiaries, executors, administrators, and the person(s) to whom the rights under this Agreement may transfer by will or the laws of descent or distribution.
(h)	No Impact on Other Benefits. Except as otherwise provided in the Employment Arrangement, the value of the Executive's awards hereunder is not part of his/her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.
(i)	Confidentiality. The Executive agrees not to disclose, directly or indirectly, to any other employee, director, or consultant of TTEC or an affiliate, and to keep confidential all information related to any Awards granted to Executive, including the amount of any such Award and its vesting schedule.
(j)	Severability and Entirety. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each provision of this Agreement shall be severable and enforceable to the extent permitted by law.

The Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, oral or written, between the Company and Executive relating to Executive’s entitlement to PRSU incentive compensation in 2025 or similar awards or benefits.

(k)	IRS Section 409A. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from, or complies with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Internal Revenue Service guidance and Treasury Regulations thereunder (collectively, “Section 409A”).
(l)	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

The parties have executed this Agreement as of the date first above written.

TTEC Holdings, Inc.

Laura Butler Chief People & Culture Officer Date:_________________ [Employees Name] EE# [Oracle ID]

Date: _______________